Exhibit (11)(b)

[Letterhead of Paul Hastings LLP]

November 6, 2013

Kayne Anderson MLP Investment Company

811 Main Street, 14th Floor

Houston, Texas 77002

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Kayne Anderson MLP Investment Company, a Maryland corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form N-14 (the “Registration Statement”) under the Investment Company Act of 1940, as amended, relating to the proposed issuance and offer to exchange of up to $175,000,000 aggregate principal amount of the Company’s Series HH Floating Rate Senior Notes due August 19, 2016 (the “New Notes”) for a like aggregate principal amount of outstanding Series HH Floating Rate Senior Notes due August 19, 2016 which have certain transfer restrictions (the “Old Notes”). The New Notes are to be issued pursuant to the Indenture of Trust (the “Base Indenture”), dated as of August 22, 2013, between the Company and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”), and the First Supplemental Indenture of Trust, dated as of August 22, 2013, between the Company and the Trustee (the “Supplemental Indenture”, and, together with the Base Indenture, the “Indenture”).

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Old Notes, the New Notes, the Base Indenture, the Supplemental Indenture and such other documents, corporate records, certificates of officers of the Company and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization and execution of the Indenture; (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (v) the legal capacity and competency of all individuals executing documents; (vi) that the Indenture and all other documents are the valid and binding obligations of each of the parties thereto other than, with respect to the New Notes, the Company, enforceable against such parties in accordance with their respective terms and that no such documents have been amended, modified, supplemented or terminated orally or in writing except as has been disclosed to us; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; (viii) that each of the officers, directors and stockholders of the Company has properly discharged his or her fiduciary duties; and (ix) that the rights and remedies set forth in the Indenture, the Old Notes and the New Notes will be exercised reasonably and in good faith and were granted without fraud or duress and for good, valuable and adequate

November 6, 2013

consideration and without intent to hinder, delay or defeat any rights of any creditors or stockholders of the Company. As to all questions of fact material to this opinion letter and to the materiality of any fact referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company (the “Officers’ Certificates”) and of public officials, and upon the representations, warranties and covenants contained in the Indenture.

As to matters involving the laws of the State of Maryland, we are relying on the opinion of Venable LLP, Maryland counsel to the Company, dated as of even date herewith and delivered in connection with the Purchase Agreement. We have not made any investigation as to, and have not independently verified, the matters covered by such opinion of Venable LLP.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the following opinion:

1. When the New Notes have been duly authenticated by the Trustee, and duly executed and delivered by the company, the New Notes will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (i) the federal securities laws of the United States of America and (ii) the internal laws of the State of New York.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not expressly addressed herein from any matter stated in this letter.

We hereby consent to the filing of this opinion with the Commission as Exhibit (11)(b) to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Paul Hastings LLP